Appendix

EVINE LIVE INC.
2011 OMNIBUS INCENTIVE PLAN,
AS AMENDED APRIL 23, 2018

1.     Purpose. The purpose of the EVINE Live Inc. 2011 Omnibus Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company's shareholders, and to thereby promote the Company's long-term business success.

2.     Definitions. In this Plan, the following definitions will apply.

(a)       “Affiliate” means any corporation that is a Subsidiary or Parent of the Company.

(b)       “Agreement” means the written or electronic agreement containing the terms and conditions applicable to an Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.

(c)       “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, Performance Units or an Other Stock-Based Award.

(d)       “Board” means the Board of Directors of the Company.

(e)       “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate or, in the absence of any such then-effective agreement or definition, means (i) a material act of fraud which results in or is intended to result in a Participant's personal enrichment at the expense of Company, including without limitation, theft or embezzlement from Company; (ii) public conduct by a Participant that is materially detrimental to the reputation of Company; (iii) material violation by a Participant of any written Company policy, regulation or practice; (iv) the willful or grossly negligent failure to adequately perform the duties of a Participant's position to the material detriment of the Company; (v) commission of conduct constituting a felony; (vi) a material breach by a Participant of any of the terms and conditions of an agreement with the Company or any Affiliate; or (vii) a Participant continues to materially fail to perform the duties associated with Participant's employment or other status as a Service Provider.

(f)        “Change in Control” means one of the following:

(1)       The acquisition by any individual, entity or Group of beneficial ownership (within the meaning of Exchange Act Rule 13d‑3) of 30% or more of either (i) the then outstanding shares of Company Stock, or (ii) the combined voting power of the then outstanding Company Voting Securities. Notwithstanding the foregoing sentence, the following acquisitions will not constitute a Change in Control:

(A)      any acquisition of Stock or Company Voting Securities directly from the Company;

(B)       any acquisition of Stock or Company Voting Securities by the Company or any of its wholly-owned Subsidiaries;

(C)       any acquisition of Stock or Company Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; or

(D)      any acquisition of beneficial ownership by any entity with respect to which, immediately following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the outstanding Voting Securities of such entity (or its Parent) is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who beneficially owned, respectively, the outstanding Stock and outstanding Company Voting Securities immediately before such acquisition in substantially the same proportions as their ownership of the outstanding Stock and outstanding Company Voting Securities, as the case may be, immediately before such acquisition.

(2)       Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3)       The consummation of a Corporate Transaction unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Stock and outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding Voting Securities, as the case may be, of the of the surviving or acquiring entity (or its Parent) resulting from such Corporate Transaction in substantially the same proportions as their ownership, immediately before such Corporate Transaction, of the outstanding Stock and outstanding Company Voting Securities, as the case may be.

Notwithstanding the foregoing:

(i)        a Change in Control shall not be deemed to occur with respect to a Participant if the acquisition of the 30% or greater interest referred to in Section 2(f)(1) is by a Group that includes the Participant, or if at least 30% of the then outstanding common stock or combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity referred to in Section 2(f)(3) shall be beneficially owned, directly or indirectly, immediately after the Corporate Transaction by a Group that includes the Participant; and

(ii)       to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(g)       “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

(h)       “Committee” means two or more Non‑Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall (i) satisfy the independence requirements for independent directors and members of compensation committees as set forth from time to time in the rules and regulations of the Nasdaq Stock Market, (ii) be a non‑employee director within the meaning of Exchange Act Rule 16b‑3, and (iii) be an outside director for purposes of Code Section 162(m).

(i)        “Company” means EVINE Live Inc., a Minnesota corporation, or any successor thereto.

(j)        “Continuing Director” means an individual (A) who is, as of the effective date of the Plan, a director of the Company, or (B) who is elected as a director of the Company subsequent to the effective date of the Plan and whose initial election, or nomination for initial election by the Company's shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (B), any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest.

(k)       “Corporate Transaction” means a reorganization, merger or consolidation of the Company, a statutory exchange of outstanding Company Voting Securities, or a sale or disposition (in one or a series of transactions) of all or substantially all of the assets of the Company.

(l)        “Disability” means “total and permanent disability” within the meaning of Code Section 22(e)(3).

(m)       “Employee” means an employee of the Company or an Affiliate.

(n)       “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(o)       “Fair Market Value” means the fair market value of a Share determined as follows:

(1)       If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)       If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(p)       “Full Value Award” means an Award other than an Option or Stock Appreciation Right.

(q)       “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(r)        “Group” means two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an entity.

(s)       “Non‑Employee Director” means a member of the Board who is not an Employee.

(t)        “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price during a specified period of time. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non‑Statutory Stock Option” means an Option other than an Incentive Stock Option.

(u)       “Other Stock‑Based Award” means an Award described in Section 11 of this Plan.

(v)       “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(w)      “Participant” means a person to whom an Award is or has been made in accordance with the Plan.

(x)       “Performance‑Based Compensation” means an Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Code Section 162(m)(3)) and that is intended to constitute “performance‑based compensation” within the meaning of Code Section 162(m)(4)(C).

(y)       “Performance Unit” means a right granted under the Plan to receive, in cash and/or Shares as determined by the Committee, future payments based on the achievement of pre-established performance objectives during a specified performance period.

(z)        “Plan” means this EVINE Live Inc. 2011 Equity Incentive Plan, as amended and in effect from time to time.

(aa)     “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(bb)    “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider's Service shall be deemed to have terminated either upon an actual cessation of providing services or upon the entity for which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(cc)     “Service Provider” means an Employee, a Non‑Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital‑raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(dd)     “Share” means a share of Stock.

(ee)     “Stock” means the common stock, par value $0.01 per share, of the Company.

(ff)      “Stock Appreciation Right” or “SAR” means a right granted under the Plan to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(gg)     “Stock Unit” means a right granted under the Plan to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(hh)     “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(ii)       “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(jj)       “Voting Securities” of an entity means the outstanding securities entitled to vote generally in the election of directors (or comparable equity interests) of such entity.

3.      Administration of the Plan.

(a)       Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3. Notwithstanding the foregoing, the Board shall perform the duties and have the responsibilities and authority of the Committee with respect to Awards made to Non‑Employee Directors.

(b)       Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)       determining the Service Providers to whom Awards will be granted, the timing of each such Award, the types of Awards and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2)       cancelling or suspending an Award or the exercisability of an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 15(d) and 15(e);

(3)       establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement made under the Plan, and making all other determinations necessary or desirable for the administration of the Plan; and

(4)       taking such actions as are described in Section 3(c) with respect to Awards to foreign Service Providers.

(c)       Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)       Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more executive officers of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)       Finality of Decisions. The Committee's interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f)       Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual's duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company's expense, to handle and defend the claims before such person undertakes to handle and defend them on such person's own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise.

4.     Shares Available Under the Plan.

(a)       Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 13,000,000. Shares issued under the Plan shall come from authorized and unissued Shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(1)       Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve prior to the settlement of the Award shall be the maximum number of Shares that could be received under that particular Award.

(2)       Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(3)       Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b)       Effect of Forfeitures and Other Actions. Any Shares subject to an Award that is forfeited, expires, is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (including a payment in Shares on the exercise of a Stock Appreciation Right) shall, to the extent of such forfeiture, expiration, cash settlement or non-issuance, again become available for Awards under this Plan and correspondingly increase the total number of Shares available for grant and issuance under Section 4(a). In the event that (i) any Award is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company in payment of the applicable exercise price, or (ii) any tax withholding obligations arising from such Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then the Shares so tendered or withheld shall again become available for Awards under this Plan and correspondingly increase the total number of Shares available for grant and issuance under Section 4(a).

(c)       Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre‑existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre‑existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre‑existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non‑Employee Directors prior to such acquisition or combination.

(d)       No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, and in connection with any calculation under the Plan that would otherwise result in the issuance or withholding of a fractional Share, the number of Shares shall be rounded down to the nearest whole Share.

(e)       Individual Option and SAR Limit. The aggregate number of Shares subject to Options and/or Stock Appreciation Rights granted during any calendar year to any one Participant shall not exceed 1,500,000 Shares.

5.     Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6.     General Terms of Awards.

(a)       Award Agreement. Except for any Award that involves only the immediate issuance of unrestricted Shares, each Award shall be evidenced by an Agreement setting forth the number of Shares subject to the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award will not become effective unless acceptance of the Agreement in a manner permitted by the Committee is received by the Company within 30 days of the date the Agreement is delivered to the Participant. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b)       Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), and any applicable performance period. The Committee may provide in an Agreement for such vesting conditions as it may determine.

(c)       Transferability.  Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant's guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a qualified domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A(5) to Form S‑8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of employment of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d)       Designation of Beneficiary. Each Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award payable on or after the Participant's death. Any such designation shall be on a written or electronic form approved by the Committee and shall be effective upon its receipt by the Company or an agent selected by the Company.

(e)       Termination of Service. Unless otherwise provided in an Agreement, and subject to Section 12 of this Plan, if a Participant's Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or Stock Appreciation Right, as applicable):

(1)       Upon termination of Service for Cause, all unexercised Options and SARs and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2)       Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.

(3)       Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised for a period of three months after the date of such termination, provided that if a Participant dies during such three‑month period, the vested and exercisable portions of the Options and SARs may be exercised for a period of one year after the date of such termination.

(4)       Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised for a period of one year after the date of such termination.

(f)        Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any securities covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g)       Performance‑Based Awards. Any Award may be granted as a performance‑based Award if the Committee establishes one or more measures of corporate, divisional or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award has been earned. Any performance‑based Award that is intended by the Committee to qualify as Performance‑Based Compensation shall additionally be subject to the requirements of Section 17 of this Plan. Except as provided in Section 17 with respect to Performance‑Based Compensation, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance goals upon the occurrence of certain events, which may include a Change of Control, a Corporate Transaction, a recapitalization, a change in the accounting practices of the Company, or the Participant's death or Disability.

(h)       Dividends and Dividend Equivalents. Any dividends or distributions paid with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the Shares to which such dividends or distributions relate, except for regular cash dividends on Shares subject to the unvested portion of a Restricted Stock Award that is subject only to service‑based vesting conditions. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock‑Based Award that the Participant will be entitled to receive dividend equivalents on the units or other Share equivalents subject to the Award based on dividends actually declared on outstanding Shares. The terms of any dividend equivalents will be as set forth in the applicable Award Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Dividend equivalents paid with respect to units or Share equivalents that are subject to the unvested portion of a Stock Unit Award or an Other Stock‑Based Award whose vesting is subject to the satisfaction of specified performance objectives will be subject to the same restrictions as the units or Share equivalents to which such dividend equivalents relate. The Committee may, in its discretion, provide in Award Agreements for restrictions on dividends and dividend equivalents in addition to those specified in this Section 6(h).

7.     Stock Option Awards.

(a)       Type and Exercise Price. The Agreement pursuant to which an Option is granted shall specify whether the Option is an Incentive Stock Option or a Non‑Statutory Stock Option. The exercise price at which each Share subject to an Option may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards.

(b)       Payment of Exercise Price. The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including payment under a broker‑assisted sale and remittance program acceptable to the Committee or by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c)       Exercisability and Expiration. Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. No Option shall be exercisable at any time after its scheduled expiration. When an Option is no longer exercisable, it shall be deemed to have terminated.

(d)       Incentive Stock Options.

(1)       An Option will constitute an Incentive Stock Option only if the Participant receiving the Option is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option's Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non‑Statutory Stock Option. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the maximum number of Shares that may be the subject of Awards and issued under the Plan as provided in the first sentence of Section 4(a).

(2)       No Participant may receive an Incentive Stock Option under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the option price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option will expire no later than five years after its Grant Date.

(3)       For purposes of continued Service by a Participant who has been granted an Incentive Stock Option, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non‑Statutory Stock Option.

(4)       If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non‑Statutory Stock Option.

(5)       The Agreement covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify the Option as an Incentive Stock Option.

8.     Stock Appreciation Rights.

(a)        Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the Stock Appreciation Right all or a portion of the excess of (i) the Fair Market Value of a specified number of Shares as of the date of exercise of the Stock Appreciation Right over (ii) a specified exercise price that shall not be less than 100% of the Fair Market Value of such Shares on the Grant Date of the Stock Appreciation Right, except in the case of Substitute Awards.

(b)       Exercise of SAR. Each Stock Appreciation Right may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No Stock Appreciation Right shall be exercisable at any time after its scheduled expiration. When a Stock Appreciation Right is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a Stock Appreciation Right, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a Stock Appreciation Right.

9.     Restricted Stock Awards.

(a)       Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting conditions, and the corresponding lapse of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award.

(b)      Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company's transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book‑entry shall be subject to transfer restrictions and accompanied by a similar legend. Upon the vesting of Shares of Restricted Stock and the corresponding lapse of the restrictions and forfeiture conditions, the corresponding transfer restrictions and restrictive legend will be removed from the book‑entry evidencing such Shares or the certificate evidencing such Shares, and any such certificate shall be delivered to the Participant. Such vested Shares may, however, remain subject to additional restrictions as provided in Section 18(c). Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

10.   Stock Unit Awards.

(a)       Vesting and Consideration. A Stock Unit Award shall be subject to vesting conditions, and the corresponding lapse of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b)       Payment of Award. Following the vesting of a Stock Unit Award, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan subject to restrictions on transfer and forfeiture conditions) or a combination of cash and Shares as determined by the Committee. If the Stock Unit Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Agreement shall contain terms and conditions intended to avoid adverse tax consequences specified in Code Section 409A.

11.   Performance Units and Other Stock‑Based Awards.

(a)       Performance Units. Performance Units may be granted to any Participant in such number and upon such terms and at such times as shall be determined by the Committee. Each Performance Unit shall have an initial value that is established by the Committee as of the Grant Date. Performance Unit Awards shall be considered performance‑based Awards for purposes of, and subject to, Section 6(g), subject to such vesting conditions, and the corresponding lapse of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion. Following the completion of the applicable performance period and the vesting of a Performance Unit Award, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan subject to restrictions on transfer and forfeiture conditions) or a combination of cash and Shares as determined by the Committee and specified in the applicable Agreement. The level of achievement of performance goals applicable to a Performance Unit Award will determine the number and/or value of Performance Units that will be paid to a Participant. If a Performance Unit Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Agreement shall contain terms and conditions intended to avoid adverse tax consequences specified in Code Section 409A.

(b)       Other Stock‑Based Awards. The Committee may from time to time grant Stock and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12.   Changes in Capitalization, Corporate Transactions, Change in Control.

(a)        Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718 - Stock Compensation) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)       Corporate Transactions. Unless otherwise provided in an applicable Agreement, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

(1)       Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Sections 12(a) and 6(g)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(4) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and provides for a vesting or exercisability schedule that is the same as or more favorable to the Participant.

(2)        Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (i) all outstanding Options and SARs shall become fully exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, and (ii) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction. The Committee shall provide written notice of the period of accelerated exercisability of Options and SARs to all affected Participants. The accelerated exercisability of any Option or SAR pursuant to this Section 12(b)(2) and the exercise of any Option or SAR whose exercisability is so accelerated shall be conditioned upon the consummation of the Corporate Transaction, and any such exercise shall be effective only immediately before such consummation.

(3)        Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to clause (i) of the preceding sentence is less than or equal to the amount determined pursuant to clause (ii) of the preceding sentence with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(3) without payment of any kind to the affected Participant. Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company's shareholders in connection with the Corporate Transaction, and may, in the Committee's discretion, include subjecting such payments to vesting conditions comparable to those of the Award surrendered, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company's shareholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(4)       Termination After a Corporate Transaction. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(1), and if within one year after the Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) outstanding Options and SARs issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant's termination of Service, and (ii) any Full Value Awards that are not yet fully vested shall immediately vest in full.

(c)      Change in Control. In connection with a Change in Control that does not involve a Corporate Transaction, the Committee may provide (in the applicable Agreement or otherwise) for one or more of the following: (i) that any Award shall become fully vested and exercisable upon the occurrence of the Change in Control or upon the involuntary termination of the Participant without Cause within one year of the Change in Control, (ii) that any Option or SAR shall remain exercisable during all or some specified portion of its remaining term, or (iii) that Awards shall be canceled in exchange for payments in a manner similar to that provided in Section 12(b)(3). The Committee will not be required to treat all Awards similarly in such circumstances.

(d)       Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event the shareholders of the Company approve the complete dissolution or liquidation of the Company, all outstanding Awards shall vest and become fully exercisable, and will terminate immediately prior to the consummation of any such proposed action. The Committee will notify each Participant as soon as practicable of such accelerated vesting and exercisability and pending termination.

(e)       Limitation on Change in Control Payments. Notwithstanding anything in this Section 12 to the contrary, if the acceleration of the vesting and exercisability of any Award or the payment of cash in exchange for all or part of any Award as provided in this Section 12 (which acceleration or payment could be deemed a “payment” within the meaning of Code Section 280G(b)(2)), together with other payments in the nature of compensation to a Participant that are contingent on a change in the ownership or effective control of the Company or a substantial portion of the assets of the Company, would result in any portion thereof being subject to an excise tax imposed under Code Section 4999, or would not be deductible in whole or in part by the Company, an affiliate of the Company (as defined in Code Section 1504) or other person making such payments as a result of Code Section 280G, then such acceleration and payments pursuant to Section 12 and other payments will be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to such an excise tax or being non-deductible. For purposes of this Section 12(e), (i) no portion of payments the receipt or enjoyment of which a Participant will have effectively waived in writing before the date of distribution of an Award will be taken into account; and (ii) the value of any non‑cash benefit or any deferred payment or benefit included in such payment will be determined by the Company's independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4).

13.   Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person's Service at any time with or without Cause or change such person's compensation, other benefits, job responsibilities or title.

14.   Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required withholdings (up to the Participant's minimum required tax withholding rate) through a reduction in the number of Shares delivered or a delivery or tender to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

15.   Effective Date, Duration, Amendment and Termination of the Plan.

(a)       Effective Date. The Plan shall become effective on the date it is approved by the Company's shareholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422‑2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date. If the Company's shareholders fail to approve the Plan within 12 months of its approval by the Board, the Plan shall be of no further force or effect.

(b)       Duration of the Plan. The Plan shall remain in effect until all Shares subject to it shall be distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms unless limited in the applicable Agreements.

(c)       Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant's consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)      Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant's consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 18(i)(3).

(e)       No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right granted under the Plan may be amended to decrease the exercise price thereof, be cancelled in exchange for the grant of any new Option or Stock Appreciation Right with a lower exercise price or any new Full Value Award, be repurchased by the Company or any Affiliate, or otherwise be subject to any action that would be treated under accounting rules or otherwise as a “repricing” of such Option or Stock Appreciation Right, unless such action is first approved by the Company's shareholders.

16.   Substitute Awards. The Committee may also grant Awards under the Plan in substitution for, or in connection with the assumption of, existing awards granted or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or an Affiliate is a party. The terms and conditions of the Substitute Awards may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

17.   Performance‑Based Compensation.

(a)        Designation of Awards. If the Committee determines at the time a Full Value Award is granted to a Participant that such Participant is, or is likely to be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, then the Committee may provide that this Section 17 will be applicable to such Award, which shall be considered Performance-Based Compensation.

(b)       Compliance with Code Section 162(m). If an Award is subject to this Section 17, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 17(d). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount payable in connection with an Award subject to this Section 17, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non‑GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission. The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant's rights with respect to Performance‑Based Compensation. The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an Award. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 17 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

(c)       Limitations. With respect to Awards of Performance‑Based Compensation, the maximum number of Shares that may be the subject of any Full Value Awards that are denominated in Shares or Share equivalents and that are granted to any one Participant during any calendar year shall not exceed 1,000,000 Shares (subject to adjustment as provided in Section 12(a)). The maximum amount payable with respect to any Full Value Awards that are denominated other than in Shares or Share equivalents and that are granted to any one Participant during any calendar year shall not exceed $6,000,000 multiplied by the number of full or partial years in the applicable performance or vesting period.

(d)       Performance Measures. For purposes of any Full Value Award considered Performance‑Based Compensation subject to this Section 17, the performance measures to be utilized shall be limited to one or a combination of two or more of the following: net sales; earnings or earnings per share before income tax (profit before taxes); earnings before interest, taxes, depreciation, amortization and other adjustments; net earnings or net earnings per share (profit after taxes); inventory, total or net operating asset turnover; accounts receivable (measured in terms of days sales outstanding); operating expenses; operating profit; total shareholder return; return on equity; pre‑tax and pre‑interest expense return on average invested capital, which may be expressed on a current value basis; profit before taxes or profit after taxes less the Company's cost of capital; sales growth; working capital; and growth in customer base. Any performance goal based on one or more of the foregoing performance measures may, in the Committee's discretion, be expressed in absolute amounts, on a per share basis, relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or a published or special index (including stock market indices) or other external measures, and may relate to one or any combination of Company, Affiliate or business unit performance.

18.   Other Provisions.

(a)       Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b)      Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c)       Compliance with Applicable Legal Requirements. No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company's Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan are not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any book‑entry or stock certificate evidencing Shares issued under the Plan that are subject to such securities law restrictions shall be accompanied by or bear an appropriate restrictive legend.

(d)       Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country or state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e)       Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts‑of‑law principles and shall be construed accordingly.

(f)        Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)       Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)       If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A; and

(2)       If any amount shall be payable with respect to any such Award as a result of a Participant's “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant's separation from service or (ii) the Participant's death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

(h)       Rule 16b‑3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b‑3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 18(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)        Compensation Recovery.

(1)       An Agreement may provide that if a Participant has received or is entitled to payment of cash, delivery of Shares, or a combination thereof under an Award within six months before the Participant's termination of employment with the Company and its Affiliates, the Committee, in its sole discretion, may require the Participant to return or forfeit the cash or Shares received with respect to the Award in the event of certain occurrences specified in the Agreement. The occurrences may, but need not, include competition with the Company or any Affiliate, unauthorized disclosure of material proprietary information of the Company or any Affiliate, a violation of applicable business ethics policies of the Company or Affiliate or any other occurrence specified in the Agreement. In lieu of forfeiting Shares, a Participant may return or forfeit to the Company the economic value of such Shares determined as of:

(A)      the date of the exercise of an Option or Stock Appreciation Right;

(B)       the date of, and immediately following, the lapse of restrictions on Restricted Stock or the receipt of Shares without restrictions; or

(C)       the date on which the right of the Participant to payment with respect to Performance Units vests, as the case may be.

(2)       The Committee's right to require a return or forfeiture as provided in Section 18(i)(1) must be exercised within 90 days after discovery of an occurrence of the type specified in the applicable Agreement but in no event later than 15 months after the Participant's termination of employment with the Company and its Affiliates.

(3)        Awards may be made subject to any compensation recovery policy adopted by the Board or the Committee at any time in response to the requirements of Section 10D of the Exchange Act, and any incentive‑based compensation associated with any such Award may be recovered by the Company pursuant to such policy under the circumstances and to the extent required by Section 10D of the Exchange Act and the rules promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market thereunder. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

This Plan reflects the amendment approved by the Company’s Board of Directors on April 23, 2018 that is subject to shareholder approval.